AMERICAN UNITED LIFE INSURANCE COMPANY
                  CERTIFICATE OF RESOLUTIONS - Separate Account

I, WILLIAM R. BROWN, do hereby certify that I am the duly elected and qualified Secretary of American United Life Insurance Company and the keeper of the records and corporate seal of said corporation and that the following is a true and correct copy of resolutions adopted at a duly convened meeting held July 10, 1997, at which a quorum was present, of the Executive Committee of the Board of Directors of said corporation:

         BE IT RESOLVED, that American United Life Insurance Company (the "Company"), pursuant to the provisions of Section 27-1-5-1 Class 1(c) of the Indiana Insurance Code, hereby establishes a separate account which shall be known as the AUL American Individual Variable Life Separate Account (hereinafter "Separate Account") as hereinafter set forth:

         FURTHER RESOLVED, that the Separate Account is established for the purpose of providing for the funding of individual variable life contracts ("Contracts") to be issued by the Company and shall constitute a separate account into which allocated amounts are paid to or held by the Company under such Contracts; and

         FURTHER RESOLVED, that the income, gains, and losses, whether or not realized, from assets allocated to the Separate Account shall, in accordance with the Contracts, be credited to or charged against such Separate Account without regard to other income, gains, or losses of the Company; and

         FURTHER RESOLVED, that the Separate Account may be divided into a number of Variable Accounts to which net payments under the Contracts will be allocated in accordance with instructions received from contract owners, and that the President or a Senior Vice President be, and hereby is, authorized to establish, increase, or decrease the number of Variable Accounts in the Separate Account as such officer may deem necessary or appropriate; and

         FURTHER RESOLVED, that each such Variable Account shall invest only in the shares of an open-end management investment company, a single portfolio of an open-end management investment company organized as a series fund, or other investment vehicle designated in the Contract; and

         FURTHER RESOLVED, that the appropriate officers of the Company, with the assistance of counsel, be, and they hereby are, authorized to take any and all actions necessary to sponsor and promote an open-end management investment company that will serve as the investment vehicle for the Contracts and will be eligible for investment by the Separate Account; and

         FURTHER RESOLVED, that the President or a Senior Vice President of the Company be, and hereby is, authorized to establish and change the designation of the Separate Account and any Variable Account thereof to such designation as such officer may deem appropriate; and

         FURTHER RESOLVED, that the appropriate officers of the Company, with such assistance from the Company's auditors, legal counsel, or others as such officers may determine are appropriate, be, and they hereby are, authorized and directed to take all action necessary to: (a) register the Separate Account as a unit investment trust under the Investment Company Act of 1940, as amended; (b) register the Contracts or interests therein in such amounts, which may be an indefinite amount, as the officers of the Company shall from time to time deem appropriate under the Securities Act of 1933; and (c) take all other actions which are necessary in connection with the offering of said Contracts for sale and the operation of the Separate Account in order to comply with the Investment Company Act of 1940, the Securities Exchange Act of 1934, the Securities Act of 1933, and other applicable federal laws, including the filing of any amendments to registration statements, the seeking of any interpretations that are necessary or advisable from the Securities and Exchange Commission or any other agency of the U.S. government, the provision of any undertakings, and seeking of any applications for orders or exemptions from the Investment Company Act of 1940 or other applicable federal laws as the officers of the Company shall deem necessary or appropriate; and

         FURTHER RESOLVED, that the appropriate officers of the Company be, and they hereby are, authorized on behalf of the Separate Account and on behalf of the Company to take any and all action that they may deem necessary or advisable to register, file, or qualify the Contracts for sale, including the preparation and filing of any registrations or filings, and seeking the qualification of the Company, its officers, agents, and employees, and the Contracts under any applicable insurance, securities, or other laws of any of the states of the United States or other jurisdictions, and in connection therewith to prepare, execute, deliver, and file all such applications, reports, covenants, resolutions, applications for orders or exemptions, consents to service or process, surety bonds, and other papers and instruments as may be required under such laws, to pay all necessary fees and expenses, and to take any and all further action which said officers or counsel of the Company may deem necessary or desirable (including entering into whatever agreements and contracts may be necessary) in order to maintain such registrations or qualifications for as long as said officers deem it to be appropriate; and

         FURTHER RESOLVED, that the President or any Senior Vice President of the Company is hereby authorized to execute such agreement or agreements as are deemed necessary and appropriate (a) with any qualified entity under which such entity will be appointed principal underwriter and distributor for the Contracts and (b) with one or more qualified banks or other qualified entities to provide administrative and/or custodial services in connection with the establishment and maintenance of the Separate Account and the design, issuance, and administration of the Contracts; and

         FURTHER RESOLVED, that, since it is expected that the Separate Account will invest in the securities issued by one or more registered investment companies, the President or any Senior Vice President of the Company is hereby authorized to execute whatever agreement or agreements as may be necessary or appropriate to enable such investments to be made; and

         FURTHER RESOLVED, that, the assets of the Separate Account shall be insulated from the creditors of AUL's general account to the extent permitted by Indiana law; and

         FINALLY RESOLVED, that the appropriate officers of the Company are hereby authorized and directed, on behalf of the Company and the Separate Account, to take whatever action may be necessary or advisable to do or cause to be done all such acts and things to carry out the foregoing resolutions and the intent and purposes thereof, to execute and file all requisite papers and documents, including but not limited to registration statements, notifications of registration, agreements, applications, reports, surety bonds, irrevocable consents, powers of attorneys, and appointment of agents for service of process, and to pay all necessary fees and expenses as in such officer's judgment may be necessary or advisable.

I further certify that the foregoing resolutions have not been rescinded or modified and are in full force and effect.

IN WITNESS WHEREOF, I have hereunto affixed my name as Secretary and have caused the corporate seal of said corporation to be hereto affixed this ____ day of_____________, 19____.


                                               /s/ William R. Brown
                                               ----------------------
                                               Secretary

Seal